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EXHIBIT 23.4

                   CONSENT OF INDEPENDENT REGISTERED
                       PUBLIC ACCOUNTING FIRM

The Board of Directors
netGuru, Inc.:

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement of netGuru, Inc, on form S-3 of our report dated July 12, 2005, with respect to the consolidated balance sheet of netGuru, Inc. and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended March 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ HASKELL & WHITE LLP

Irvine, California
July 20, 2005